Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN ANNOUNCES SALE OF MEXICAN DISTRIBUTION SUBSIDIARY
BLOOMFIELD, Connecticut (December 22, 2014) Kaman Corporation (“Kaman”) today announced that it has sold its Mexico business unit Delamac de Mexico, S.A. de C.V. (“Delamac”) to Rodamientos y Accesorios S.A. de C.V (RYASA) of Mexico. The terms of the transaction were not disclosed.
“We did not have sufficient scale in Mexico to achieve our long-term targeted profitability goals and believe the operation will be better aligned with RYASA. We are grateful to the employees of Delamac for their commitment and service to Kaman and believe the new ownership will be beneficial for all parties,” said Kaman Executive Vice President and distribution segment President Steven J. Smidler.

Kaman expects to report pre-tax charges in the fourth quarter 2014 related to the transaction of approximately $4.5 million to $5.5 million. Delamac was part of the distribution segment of Kaman and accounted for less than 2.5% of segment revenues. The business distributes bearings, power transmission products, lubrication systems, and related parts and accessories from 12 branch locations in Mexico.

Risks Associated with Forward-Looking Statements

This release includes "forward looking statements" relating to the estimated pre-tax charges discussed above. These statements are based on assumptions currently believed to be valid, but they involve risks and uncertainties that could cause our actual results to differ from those expressed in the forward looking statements. Important uncertainties that could cause our actual results to differ from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this release, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

About Kaman

Kaman Corporation (NYSE:KAMN), which was founded in 1945 by aviation pioneer Charles H. Kaman is headquartered in Bloomfield, Connecticut, Kaman conducts business in the aerospace and distribution markets.  The Company is a leading distributor of industrial parts, and operates more than 250 customer service centers and five distribution centers across the United States and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. More information is available at www.kaman.com.

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Contacts:
Eric Remington
Vice President, Investor Relations
Kaman Corporation
(860) 243-6334
eric.remington@kaman.com